Exhibit 99.1

Imperial announces estimated first quarter financial and operating results

For the three months ended March 31, 2014

Calgary, May 1, 2014

	First quarter
(millions of dollars, unless noted)	2014	2013	%

Net income (U.S. GAAP)	946	798	19
Net income per common share - assuming dilution (dollars)	1.11	0.94	19

Capital and exploration expenditures	1,234	2,976	(59)

Rich Kruger, Chairman, President and Chief Executive Officer, commented:

Imperial’s strong results in the first quarter underscore the competitiveness of our business model, which includes full value chain integration from upstream to refining to fuels marketing and chemicals. We focused on base business fundamentals, including safety, operational integrity, reliability and profitability. Execution continued on our upstream growth strategy, concentrated on Kearl production ramp up and expansion and the Cold Lake Nabiye project.

Earnings in the first quarter were $946 million, or $1.11 per share, up 19 percent from the same period in 2013.

Gross production averaged 330,000 oil-equivalent barrels per day, up 46,000 barrels versus 2013, primarily due to production from Kearl. Kearl production averaged 70,000 barrels per day (50,000 barrels Imperial’s share) in the quarter, as progress continued towards stabilizing production at the targeted rate of 110,000 barrels per day (78,000 barrels Imperial’s share). Refinery throughput averaged 378,000 barrels per day, up from 357,000 barrels in 2013, adjusted for the Dartmouth refinery shutdown. Our focus on reliability resulted in refinery capacity utilization of 90 percent, up five percent compared to the first quarter of 2013. In addition, petroleum product sales of 476,000 barrels per day were achieved, up 12 percent versus a year ago.

First quarter capital and exploration expenditures totalled $1,234 million. Investments were primarily associated with upstream growth projects, most notably the Kearl expansion and Cold Lake Nabiye projects, which were 81 and 76 percent complete, respectively, at the end of the quarter. First quarter capital and exploration expenditures were fully funded from available cash and cash flow from operations.

Consistent with the company’s long-standing practice of reviewing its asset portfolio, a sale agreement for several western Canadian conventional oil and gas assets was signed. The $855 million transaction is expected to close in the second quarter of 2014.

Imperial unveiled a refreshed corporate brand and identity, which reflect the company’s heritage, ongoing growth and future potential. A continued commitment to innovation, our history of operational excellence and the highest standards are embodied in the new identity. Our high standards will continue to drive decisions across all areas of our business.

After more than a century, Imperial continues to be an industry leader in applying technology and innovation to responsibly develop Canada’s energy resources. As Canada’s largest petroleum refiner, a major producer of crude oil and natural gas, a key petrochemical producer and a leading fuels marketer from coast to coast, our company remains committed to the highest standards across all areas of our business.

First quarter highlights

•	Net income totalled $946 million or $1.11 per share on a diluted basis, up 19 percent from $798 million or $0.94 per share for the first quarter of 2013.

•	Production averaged 330,000 gross oil-equivalent barrels per day, up 46,000 barrels versus 2013, mainly due to production from Kearl, which started up in the second quarter of 2013. Cold Lake volumes were down 10 percent, primarily due to the cyclic nature of steaming and associated production, along with the impact of several unplanned third-party power outages.

•	Refinery throughput averaged 378,000 barrels per day, up from 357,000 barrels, adjusted for the Dartmouth refinery shutdown, in the first quarter of 2013. Refinery capacity utilization increased to 90 percent, up five percent compared to the first quarter of 2013.

•	Petroleum product sales increased 50,000 barrels per day to 476,000 barrels in the first quarter, consistent with the company’s strategy to grow sales in profitable Canadian markets.

•	Cash generated from operating activities was $1,085 million, an increase of $488 million from the first quarter of 2013, primarily due to higher earnings and working capital effects.

•	Capital and exploration expenditures of $1,234 million were primarily directed at the Kearl expansion and Cold Lake Nabiye upstream growth projects. Expenditures were funded from available cash and current period cash flow from operations.

•	Kearl bitumen production continued to increase, averaging 70,000 barrels per day (50,000 barrels Imperial’s share) during the quarter, up from 52,000 barrels (37,000 barrels Imperial’s share) during the fourth quarter of 2013. Progress continued towards stabilizing production at the targeted rate of 110,000 barrels per day (78,000 barrels Imperial’s share). Kearl production has been successfully marketed and processed at more than 20 refineries to date.

•	Kearl expansion project progressed well and was 81 percent complete at the end of the quarter. The project is tracking ahead of schedule, relative to its originally planned late 2015 startup. It is expected to ultimately produce 110,000 barrels per day gross (78,000 barrels Imperial’s share).

•	Cold Lake Nabiye project progress improved. The project was 76 percent complete at the end of the quarter as steps were successfully taken to improve contractor productivity and mitigate harsh winter conditions. Target startup remains year-end 2014 with ultimate production of 40,000 barrels per day.

•	Market access continued to expand. Additional steps were taken to maximize the value of equity production and lower refinery feedstock costs by accessing advantaged crudes. With existing pipeline optimizations and expanded rail offloading capabilities, our refineries are now able to fully process price-advantaged mid-continent crudes. In addition, construction of the Edmonton rail loading terminal, which will enhance crude market access, progressed as planned.

•	Conventional oil and gas assets sale agreement executed. On March 17, Imperial announced it reached an agreement to sell its interest in western Canadian assets located in Boundary Lake, Cynthia/West Pembina, and Rocky Mountain House to Whitecap Resources Inc. for approximately $855 million. The transaction is expected to close in the second quarter of 2014.

•	Corporate brand and identity refreshed. The new identity builds on the company’s heritage with a dynamic representation of the former three-star design, symbolizing high standards and integrity as well as its forward momentum and bright future. Premium fuel and lubricant products will continue to be marketed to customers nationwide under the Esso and Mobil 1 brands.

First quarter 2014 vs. first quarter 2013

The company’s net income for the first quarter of 2014 was $946 million or $1.11 per share on a diluted basis, compared with $798 million or $0.94 per share for the same period last year.

Upstream net income in the first quarter was $452 million, $152 million higher than the same period of 2013. Earnings increased primarily due to higher liquids realizations of about $200 million, along with the impact of Kearl production and higher Syncrude volumes totalling $90 million. Earnings were also higher by about $85 million due to the impact of a weaker Canadian dollar. These factors were partially offset by higher royalty costs of about $115 million, lower Cold Lake volumes of about $65 million and higher energy costs of about $40 million.

The company’s average realizations from the sales of synthetic crude oil increased 11 percent in the first quarter of 2014 versus the first quarter of 2013. The increased realizations reflected increases in West Texas Intermediate (WTI) crude oil benchmark price, which was up about five percent, and the impact of a weaker Canadian dollar. The company’s average bitumen realizations in Canadian dollars in the first quarter were $65.19 per barrel versus $43.63 per barrel in the first quarter of 2013 as the price spread between light crude oil and bitumen narrowed. The company’s average realizations on natural gas sales of $6.56 per thousand cubic feet in the first quarter of 2014 were higher by $3.06 per thousand cubic feet versus the same period in 2013.

Gross production of Cold Lake bitumen averaged 147,000 barrels per day, down from 164,000 barrels from the same period last year. Lower volumes were primarily due to the cyclic nature of steaming and associated production, along with the impact of several unplanned third-party power outages.

The company’s share of Syncrude’s gross production in the first quarter was 73,000 barrels per day, up from 65,000 barrels in the first quarter of 2013. Increased production was the result of improved reliability.

Gross production from the Kearl initial development was 70,000 barrels per day (50,000 barrels Imperial’s share). Production continued to ramp up during the quarter as progress was made towards stabilizing production at the targeted rate of 110,000 barrels per day (78,000 barrels Imperial’s share).

Gross production of conventional crude oil averaged 22,000 barrels per day in the first quarter, versus 20,000 barrels in the corresponding period in 2013.

Gross production of natural gas during the first quarter of 2014 was 205 million cubic feet per day, up from 187 million cubic feet in the same period last year, reflecting contributions from the Celtic (XTO Energy Canada) acquisition completed in the first quarter of 2013.

Downstream net income was $488 million in the first quarter compared to $478 million in the first quarter of 2013. Increased earnings were primarily due to improved reliability in the first quarter of 2014 partially offset by lower industry refining margins.

Chemical net income was $43 million in the first quarter, up from $35 million in the same quarter in 2013. Higher margins across all major product lines contributed to the increase.

Net income effects from Corporate and Other were negative $37 million in the first quarter, versus negative $15 million in the same period of 2013, primarily due to changes in share-based compensation charges.

Cash flow generated from operating activities was $1,085 million in the first quarter, versus $597 million in the corresponding period in 2013. Higher cash flow was primarily due to higher earnings and working capital effects.

First quarter 2014 vs. first quarter 2013 (continued)

Investing activities used net cash of $1,143 million in the first quarter, compared with $2,935 million in the same period of 2013 (which included $1,602 million for the Celtic acquisition). Additions to property, plant and equipment were $1,206 million in the first quarter, compared with $1,345 million during the same quarter in 2013. Expenditures during the quarter were primarily directed towards the advancement of Kearl expansion and Cold Lake Nabiye projects.

Cash used in financing activities was $112 million in the first quarter, compared with cash from financing activities of $2,179 million in the first quarter of 2013. Dividends paid in the first quarter of 2014 were $110 million, $8 million higher than the corresponding period in 2013. Per-share dividend paid in the first quarter was $0.13, up from $0.12 in the same period of 2013.

The above factors led to a decrease in the company’s balance of cash to $102 million at March 31, 2014, from $272 million at the end of 2013.

Key financial and operating data follow.

Forward-Looking Statements

Statements of future events or conditions in this report, including projections, targets, expectations, estimates, and business plans are forward-looking statements. Actual future results, including demand growth and energy source mix; production growth and mix; project plans, dates, costs and capacities; production rates and resource recoveries; cost savings; product sales; financing sources; and capital and environmental expenditures could differ materially depending on a number of factors, such as changes in the price, supply of and demand for crude oil, natural gas, and petroleum and petrochemical products; political or regulatory events; project schedules; commercial negotiations; the receipt, in a timely manner, of regulatory and third-party approvals; unanticipated operational disruptions; unexpected technological developments; and other factors discussed in this report and Item 1A of Imperial’s most recent Form 10-K. Forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, some that are similar to other oil and gas companies and some that are unique to Imperial. Imperial’s actual results may differ materially from those expressed or implied by its forward-looking statements and readers are cautioned not to place undue reliance on them.

The term “project” as used in this release can refer to a variety of different activities and does not necessarily have the same meaning as in any government payment transparency reports.

Attachment I

IMPERIAL OIL LIMITED

FIRST QUARTER 2014

	Three Months
millions of Canadian dollars, unless noted	2014	2013

Net Income (U.S. GAAP)
Total revenues and other income	9,226	8,014
Total expenses	7,966	6,944

Income before income taxes	1,260	1,070
Income taxes	314	272

Net income	946	798

Net income per common share (dollars)	1.12	0.94
Net income per common share - assuming dilution (dollars)	1.11	0.94

Other Financial Data
Federal excise tax included in operating revenues	370	326

Gain/(loss) on asset sales, after tax	16	3

Total assets at March 31	38,745	33,119

Total debt at March 31	6,285	3,928
Interest coverage ratio - earnings basis (times covered)	49.8	175.5

Other long-term obligations at March 31	3,114	4,104

Shareholders’ equity at March 31	20,361	17,023
Capital employed at March 31	26,669	20,973
Return on average capital employed (a) (percent)	12.0	19.7

Dividends declared on common stock
Total	110	102
Per common share (dollars)	0.13	0.12

Millions of common shares outstanding
At March 31	847.6	847.6
Average - assuming dilution	850.5	850.6

(a)	Return on capital employed is net income excluding after-tax cost of financing divided by the average rolling four quarters’ capital employed.

Attachment II

IMPERIAL OIL LIMITED

FIRST QUARTER 2014

	Three Months
millions of Canadian dollars	2014	2013

Total cash and cash equivalents at period end	102	323

Net income	946	798
Adjustments for non-cash items:
Depreciation and depletion	280	185
(Gain)/loss on asset sales	(20)	(4)
Deferred income taxes and other	5	29
Changes in operating assets and liabilities	(126)	(411)

Cash flows from (used in) operating activities	1,085	597

Cash flows from (used in) investing activities	(1,143)	(2,935)
Proceeds associated with asset sales	75	8

Cash flows from (used in) financing activities	(112)	2,179

Attachment III

IMPERIAL OIL LIMITED

FIRST QUARTER 2014

	Three Months
millions of Canadian dollars	2014	2013

Net income (U.S. GAAP)
Upstream	452	300
Downstream	488	478
Chemical	43	35
Corporate and other	(37)	(15)

Net income	946	798

Revenues and other income
Upstream	3,278	2,154
Downstream	7,088	7,242
Chemical	458	380
Eliminations/Other	(1,598)	(1,762)

Total	9,226	8,014

Purchases of crude oil and products
Upstream	1,405	857
Downstream	5,416	5,620
Chemical	319	260
Eliminations	(1,598)	(1,762)

Purchases of crude oil and products	5,542	4,975

Production and manufacturing expenses
Upstream	1,029	747
Downstream	386	382
Chemical	61	53
Eliminations	-	(1)

Production and manufacturing expenses	1,476	1,181

Capital and exploration expenditures
Upstream	1,163	2,938
Downstream	48	27
Chemical	2	1
Corporate and other	21	10

Capital and exploration expenditures	1,234	2,976

Exploration expenses charged to income included above	21	23

Attachment IV

IMPERIAL OIL LIMITED

FIRST QUARTER 2014

Operating statistics	Three Months
	2014	2013

Gross crude oil and Natural Gas Liquids (NGL) production (thousands of barrels per day)
Cold Lake	147	164
Syncrude	73	65
Kearl	50	-
Conventional	22	20

Total crude oil production	292	249
NGLs available for sale	4	4

Total crude oil and NGL production	296	253

Gross natural gas production (millions of cubic feet per day)	205	187

Gross oil-equivalent production (a) (thousands of oil-equivalent barrels per day)	330	284

Net crude oil and NGL production (thousands of barrels per day)
Cold Lake	113	139
Syncrude	69	63
Kearl	47	-
Conventional	18	15

Total crude oil production	247	217
NGLs available for sale	3	3

Total crude oil and NGL production	250	220

Net natural gas production (millions of cubic feet per day)	182	180

Net oil-equivalent production (a) (thousands of oil-equivalent barrels per day)	281	250

Cold Lake blend sales (thousands of barrels per day)	197	215
Kearl blend sales (thousands of barrels per day)	60	-
NGL sales (thousands of barrels per day)	10	6
Natural gas sales (millions of cubic feet per day)	173	150

Average realizations (Canadian dollars)
Conventional crude oil realizations (per barrel)	71.69	73.52
NGL realizations (per barrel)	66.28	36.53
Natural gas realizations (per thousand cubic feet)	6.56	3.50
Synthetic oil realizations (per barrel)	106.50	95.63
Bitumen realizations (per barrel)	65.19	43.63

Refinery throughput (thousands of barrels per day)	378	430
Adjusted refinery throughput (b) (thousands of barrels per day)	378	357
Refinery capacity utilization (c) (percent)	90	85

Petroleum product sales (thousands of barrels per day)
Gasolines (Mogas)	232	207
Heating, diesel and jet fuels (Distillates)	190	160
Heavy fuel oils (HFO)	20	28
Lube oils and other products (Other)	34	31

Net petroleum products sales	476	426

Petrochemical sales (thousands of tonnes)	230	240

(a)	Gas converted to oil-equivalent at 6 million cubic feet = 1 thousand barrels

(b)	Refinery operations at the Dartmouth refinery were discontinued on September 16, 2013. Refinery throughput in the first quarter of 2013 was adjusted to exclude volumes processed at the Dartmouth refinery to facilitate comparison with the first quarter of 2014.

(c)	Capacity utilization is calculated based on the number of days the refineries were operated as a refinery.

Attachment V

IMPERIAL OIL LIMITED

FIRST QUARTER 2014

	Net income (U.S. GAAP)	Net income per common share
	(millions of Canadian dollars)	(dollars)

2010
First Quarter	476	0.56
Second Quarter	517	0.61
Third Quarter	418	0.49
Fourth Quarter	799	0.95

Year	2,210	2.61

2011
First Quarter	781	0.92
Second Quarter	726	0.86
Third Quarter	859	1.01
Fourth Quarter	1,005	1.19

Year	3,371	3.98

2012
First Quarter	1,015	1.20
Second Quarter	635	0.75
Third Quarter	1,040	1.22
Fourth Quarter	1,076	1.27

Year	3,766	4.44

2013
First Quarter	798	0.94
Second Quarter	327	0.39
Third Quarter	647	0.76
Fourth Quarter	1,056	1.25

Year	2,828	3.34

2014
First Quarter	946	1.12